Exhibit 4.18

AMENDMENT TO
PROMISSORY NOTE

This Amendment to Promissory Note (this “Amendment”), entered into and effective on October 30, 2020 (the “Effective Date”), amends that certain Amended and Restated Second Convertible Revolving Demand Promissory 2020 Note dated August 31, 2020, (the “2020 Note”), by and between Inhibikase Therapeutics, Inc. (“Maker”) and Flagship Consulting, Inc. (“Payee”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the 2020 Note.

WHEREAS, Maker and Payee desire to amend the 2020 Note on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1.                Amendment to the 2020 Note. The references to “October 31, 2020” in Sections 3(b)(i) and 3(b)(ii) of the 2020 Note shall be replaced with “December 31, 2020.”

2.                Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

3.                Effect of Amendment; 2020 Note to Continue in Full Force and Effect. Upon the effectiveness of this Amendment, each reference in the 2020 Note to “2020 Note,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such 2020 Note as modified or amended hereby. Except as specifically modified or amended herein, the 2020 Note and the terms and conditions thereof shall remain in full force and effect.

4.                Entire Agreement. This Amendment shall be deemed part of, but shall take precedence over and supersede, any provisions to the contrary contained in the 2020 Note. Except as specifically modified hereby, all of the provisions of the 2020 Note which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

5.                Counterparts and Signatures. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Any signature transmitted by facsimile, e-mail, or other electronic means shall be deemed to be an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Maker:		Payee:

Inhibikase Therapeutics, Inc.		Flagship Consulting, Inc.

By:	/s/ Milton Werner, Ph.D.	By:	/s/ Joseph Frattaroli
Milton Werner, Ph.D.		Joseph Frattaroli
President and CEO		Authorized Officer